Exhibit 99.1

Quarter-to-Date
Sales Update

August 21, 2009

(% change versus PY)	July 2009	Commentary
Consolidated Sales	(27%)
Lower contractual pass through of energy and raw materials costs reduced sales by 15%. Unfavorable currency reduced sales by an additional 5%. Underlying sales declined 7% due to weak demand across most end markets.

Merchant Gases	(17%)	Unfavorable currency reduced sales by 9%. Underlying sales declined 8% on lower volumes in all regions and across most end markets.
Tonnage Gases	(43%)
Lower contractual pass through of energy and raw materials costs reduced sales by 39%. Unfavorable currency reduced sales by an additional 4%. Volume growth in refinery hydrogen was offset by weakness in chemicals and steel.

Electronics and Performance Materials	(28%)
Difficult comparisons continue in Electronics with sales down due to lower industry utilization and capital spending. Performance
Materials sales declined reflecting weakness across all regions.
Unfavorable currency reduced sales by 3%. Sequentially, both businesses continued to show signs of recovery with increasing volumes.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.